PROSPECTUS SUPPLEMENT To Prospectus Dated February 27, 2026	Filed pursuant to Rule 424(b)(3) Under the Securities Act of 1933 in connection with Registration Statement No. 333-292991

XANADU QUANTUM TECHNOLOGIES LIMITED

The sole purpose of this supplement (this “Supplement”) to the proxy statement/prospectus of Xanadu Quantum Technologies Limited and Xanadu Quantum Technologies Inc., dated February 27, 2026 (the “Prospectus”), which forms a part of the Registration Statement on Form F-4 (File No. 333-292991) declared effective by the Securities and Exchange Commission on February 27, 2026 (the “Registration Statement”), is to clarify the statements set forth on the cover page of the Notice of Extraordinary General Meeting and pages xxvi, 11, 79, 109 and 158 of the Prospectus under the headings set forth below. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Prospectus.

Accordingly, this Supplement clarifies the disclosure set forth on the cover page of the Notice of Extraordinary General Meeting and pages xxvi, 11, 79, 109 and 158 of the Prospectus under the headings set forth below, to update the estimated redemption price per SPAC Public Share. Except as described in this Supplement, the information provided in the Prospectus relating to the Business Combination and the other proposals set forth therein continues to apply, and the information provided in the Prospectus is not amended, supplemented, or otherwise modified.

The following defined term in Selected Definitions is hereby amended and restated as follows:

“Exchange Agent,” or “Company Transfer Agent” means Continental Stock Transfer & Trust Company, acting in such capacity for NewCo.

The fourth paragraph from the last on the cover page of the Notice of Extraordinary General Meeting of Shareholders of Crane Habor Acquisition Corp. is hereby amended and restated as follows:

Holders of SPAC Units must elect to separate the SPAC Units into the underlying SPAC Class A Shares and SPAC Rights prior to exercising redemption rights with respect to the SPAC Class A Shares. If you hold SPAC Units in an account at a brokerage firm or bank, you must instruct your broker or bank to separate your SPAC Units into the underlying SPAC Class A Shares and SPAC Rights before submitting a redemption request. If you hold SPAC Units registered in your own name, you must contact the Transfer Agent and instruct it to affect the separation. To validly exercise redemption rights, you must identify yourself to SPAC in accordance with the instructions and by the deadline specified in the proxy statement/prospectus and the related transmittal materials. SPAC Public Shareholders may elect to exercise their redemption rights with respect to their SPAC Class A Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, any SPAC Class A Shares delivered for redemption will be returned to the respective holder, broker or bank, as applicable. If the Business Combination is consummated and you have properly exercised your redemption rights with respect to all or a portion of your SPAC Class A Shares and timely delivered your shares to the Transfer Agent (either physically or electronically through The Depository Trust Company’s DWAC system) by the deadline stated in the proxy materials, SPAC will redeem the corresponding SPAC Class A Shares for a per share price, payable in cash, equal to the pro rata portion of the funds then in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of February 27, 2026, this would have amounted to approximately $10.33 per issued and outstanding SPAC Public Share. If a SPAC Public Shareholder exercises its redemption rights in full, then it will not own SPAC Class A Shares or NewCo Class B Subordinate Voting Shares following the redemption. Redemptions will be affected in connection with, and prior to, the Continuance and the closing of the Business Combination, and payment of the redemption price will be made as promptly as practicable after consummation of the Business Combination. Please see the subsection entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your SPAC Class A Shares.

The fifth paragraph under “Questions and Answers About the Extraordinary General Meeting — Do I have redemption rights?” is hereby amended and restated as follows:

Holders of SPAC Units must elect to separate the SPAC Units into the underlying SPAC Class A Shares and SPAC Rights prior to exercising redemption rights with respect to the SPAC Class A Shares. If you hold SPAC Units in an account at a brokerage firm or bank, you must instruct your broker or bank to separate your SPAC Units into the underlying SPAC Class A Shares and SPAC Rights before submitting a Redemption request. If you hold SPAC Units registered in your own name, you must contact the Transfer Agent and instruct it to affect the separation. To validly exercise redemption rights, you must identify yourself to SPAC in accordance with the instructions and by the deadline specified in this proxy statement/prospectus and the related transmittal materials. SPAC Public Shareholders may elect to exercise their redemption rights with respect to their SPAC Class A Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, any SPAC Class A Shares delivered for Redemption will be returned to the respective holder, broker or bank, as applicable. If the Business Combination is consummated and you have properly exercised your redemption rights with respect to all or a portion of your SPAC Class A Shares and timely delivered your shares to the Transfer Agent (either physically or electronically through The Depository Trust Company’s DWAC system) by the deadline stated in the proxy materials, SPAC will redeem the corresponding SPAC Class A Shares for a per-share price, payable in cash, equal to the pro rata portion of the funds then in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of February 27, 2026, this would have amounted to approximately $10.33 per issued and outstanding SPAC Public Share. If a SPAC Public Shareholder exercises its redemption rights in full, then it will not own SPAC Class A Shares or NewCo Class B Subordinate Voting Shares following the Redemption. Redemptions will be affected in connection with, and prior to, the Continuance and the Closing of the Business Combination, and payment of the redemption price will be made as promptly as practicable after consummation of the Business Combination. Please see the subsection entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your SPAC Class A Shares.

The fifth paragraph under “Summary of Proxy Statement/Prospectus — Redemption Rights?” is hereby amended and restated as follows:

Holders of SPAC Units must elect to separate the SPAC Units into the underlying SPAC Class A Shares and SPAC Rights prior to exercising redemption rights with respect to the SPAC Class A Shares. If you hold SPAC Units in an account at a brokerage firm or bank, you must instruct your broker or bank to separate your SPAC Units into the underlying SPAC Class A Shares and SPAC Rights before submitting a Redemption request. If you hold SPAC Units registered in your own name, you must contact the Transfer Agent and instruct it to affect the separation. To validly exercise redemption rights, you must identify yourself to SPAC in accordance with the instructions and by the deadline specified in this proxy statement/prospectus and the related transmittal materials. SPAC Public Shareholders may elect to exercise their redemption rights with respect to their SPAC Class A Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, any SPAC Class A Shares delivered for Redemption will be returned to the respective holder, broker or bank, as applicable. If the Business Combination is consummated and you have properly exercised your redemption rights with respect to all or a portion of your SPAC Class A Shares and timely delivered your shares to the Transfer Agent (either physically or electronically through The Depository Trust Company’s DWAC system) by the deadline stated in the proxy materials, SPAC will redeem the corresponding SPAC Class A Shares for a per-share price, payable in cash, equal to the pro rata portion of the funds then in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of February 27, 2026, this would have amounted to approximately $10.33 per issued and outstanding SPAC Public Share. If a SPAC Public Shareholder exercises its redemption rights in full, then it will not own SPAC Class A Shares or NewCo Class B Subordinate Voting Shares following the Redemption. Redemptions will be affected in connection with, and prior to, the Continuance and the Closing of the Business Combination, and payment of the redemption price will be made as promptly as practicable after consummation of the Business Combination. Please see the subsection entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your SPAC Class A Shares.

The paragraph under “Risk Factors — Securities of companies formed through mergers, such as the Business Combination, may experience a material decline in price relative to the share price of the public shares prior to the Business Combination?” is hereby amended and restated as follows:

As with most initial public offerings of special purpose acquisition companies in recent years, SPAC issued shares as part of the SPAC Units for $10.00 per unit upon the closing of the IPO. As with other special purpose acquisition companies, the $10.00 per unit price of SPAC reflected each share having a right to redeem such share for a pro rata portion of the proceeds held in the Trust Account prior to the Closing and certain other events. Following the IPO, the proceeds held in the Trust Account were initially equal to approximately $220,000,000 ($10.00 per unit), and as of February 27, 2026, were equal to approximately $227,336,399 ($10.33 per SPAC Public Share). Following the Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through special purpose acquisition company mergers in recent years, may be significantly less than both the redemption price and the amount per share initially held in the Trust Account upon completion of the IPO.

The second paragraph under “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights?” is hereby amended and restated as follows:

For illustrative purposes, based on funds in the trust account of approximately $227.3 million on February 27, 2026, the estimated per share redemption price would have been approximately $10.33 per SPAC Public Share. Additionally, SPAC Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the trust account, including interest earned on the funds held in the trust account and not previously released to SPAC to pay income taxes (less $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the trust account.

The fifth paragraph under “Proposal No. 1 — The Business Combination Proposal — Redemption Rights?” is hereby amended and restated as follows:

Holders of SPAC Units must elect to separate the Units into the underlying SPAC Class A Shares and SPAC Rights prior to exercising redemption rights with respect to the SPAC Class A Shares. If you hold SPAC Units in an account at a brokerage firm or bank, you must instruct your broker or bank to separate your SPAC Units into the underlying SPAC Class A Shares and SPAC Rights before submitting a Redemption request. If you hold SPAC Units registered in your own name, you must contact the Transfer Agent and instruct it to affect the separation. To validly exercise redemption rights, you must identify yourself to SPAC in accordance with the instructions and by the deadline specified in this proxy statement/prospectus and the related transmittal materials. SPAC Public Shareholders may elect to exercise their redemption rights with respect to their SPAC Class A Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, any SPAC Class A Shares delivered for Redemption will be returned to the respective holder, broker or bank, as applicable. If the Business Combination is consummated and you have properly exercised your redemption rights with respect to all or a portion of your SPAC Class A Shares and timely delivered your shares to the Transfer Agent (either physically or electronically through The Depository Trust Company’s DWAC system) by the deadline stated in the proxy materials, SPAC will redeem the corresponding SPAC Class A Shares for a per-share price, payable in cash, equal to the pro rata portion of the funds then in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of February 27, 2026, this would have amounted to approximately $10.33 per issued and outstanding SPAC Public Share. If a SPAC Public Shareholder exercises its redemption rights in full, then it will not own SPAC Class A Shares or NewCo Class B Subordinate Voting Shares following the Redemption. Redemptions will be affected in connection with, and prior to, the Continuance and the Closing of the Business Combination, and payment of the redemption price will be made as promptly as practicable after consummation of the Business Combination. Please see the subsection entitled “The Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your SPAC Class A Shares.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Registration Statement. This Prospectus Supplement is qualified by reference to the Registration Statement, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Registration Statement.

You should read the Prospectus, this Supplement and any additional prospectus supplement or amendment carefully before you invest in our securities.

We are a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements for so long as we remain a smaller reporting company.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 30 of the Prospectus and any other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 4, 2026.